EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made this ____ day of December, 1999 for a term to begin on January 1, 2000, by and between Jeremy's Microbatch Ice Creams, Inc., a Delaware corporation (hereinafter called "Company"), and Samuel Cohen, an individual (hereinafter called "Employee").

                              W I T N E S S E T H:

     Employee is currently employed as the Chief Operating Officer of the Company. Company wishes to continue to employ Employee and Employee wishes to continue such employment on the terms and conditions contained in this Agreement.

     NOW THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

     1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

     2. Office and Duties.

        (a) Employee shall service Company as its Vice President and Chief Operating Officer and shall have such authority and responsibilities as typically accorded a Chief Operating Officer subject to such further duties and responsibilities granted and restrictions imposed by Company's President or Board of Directors, provided that such duties, responsibilities and restrictions are generally consistent with the position of a Chief Operating Officer in similarly situated companies. Employee shall report directly to the President of the Company. During the term of this Agreement, Employee shall also provide services to Company's subsidiaries, if any, without additional compensation, from time to time as determined by the President or the Board of Directors.

        (b) Throughout the term of this Agreement, Employee shall devote his best efforts and skill to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interest of Company. Employee shall at all times comply with the policies and procedures adopted by the Company, including those relating to conflicts of interest, to the extent they are not contradicted by the express terms of this Agreement.

        (c) During the term of this Agreement, the Company shall provide Employee with facilities and staff services reasonably sufficient to discharge his duties. During the term of this Agreement, the Company's principal office where Employee is required to perform his duties shall be within the City of Philadelphia, Pennsylvania or within ten miles of that city, unless Employee consents to another location.

        (d) Employee represents to the Company that he is not subject or a party to any agreement, instrument or restriction which would prohibit, or be violated by, his execution of this Agreement or the performance of his duties under this Agreement, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee.

     3. Term. This Agreement shall be for a term of three (3) years, commencing on January 1, 2000, and ending on December 31, 2002, unless sooner terminated as provided in this Agreement. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least thirty (30) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

     4. Compensation.

        (a) For all of the services rendered by Employee to Company and its subsidiaries, Employee shall receive an annual base salary in the following amounts:

               (i) In the calendar year ending December 31, 2000, One hundred Twenty Thousand Dollars ($120,000).

               (ii) In the calendar year ending December 31, 2001, One hundred Thirty Thousand Dollars ($130,000).

               (iii) In the calendar year ending December 31, 2002, One hundred Forty Thousand Dollars ($140,000).

Such base salary shall be paid in periodic installments consistent with the payment of the Company's other employees.

        (b) In addition to Employee's salary, the Company will grant Employee stock options (the "Stock Options") to purchase 10,000 shares of the Company's common stock on each of January ___, 2000, 2001 and 2002. The stock options will have an exercise price equal to the market price of the Company's common stock on the date of issuance. The Stock Options will be exercisable for five (5) years after the date of issue. The Stock Options will be vested upon issuance, but will become void if Employee is terminated for "Cause" pursuant to Sections 9 and 10 of this Agreement. The Stock Options will not be transferable during Employee's lifetime, but will be transferable in the event of Employee's death. The other terms of the options will be consistent with the terms generally contained in non-qualified stock options for executive officers. Market price of the common stock shall be determined by the provisions of the Stock Option documents, provided that the determination of market price must include an average of at least ten trading days no more than 30 days prior to the date for which the determination is made. If there is no market price of the common stock on January __, 2000, the market price shall be deemed to be the initial public offering price of the common stock.

        (c) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive such employee benefits as may now or hereafter be adopted or maintained by the Company for the benefit of its employees generally or executive officers specifically. Employee will submit to any required examinations and will execute and assign and/or deliver such applications and policies necessary to effectuate any insurance benefits provided herein.

        (d) All references in this Agreement to compensation to be paid to the Employee are to the gross amounts thereof which are due hereunder before deductions for taxes and similar items. The Company shall have the right to deduct therefrom all taxes and all other amounts which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

     5. Vacation and Personal Days. Employee shall be entitled to 15 business days of vacation and business days of personal or sick leave as required in each consecutive twelve month period commencing on the date hereof. Accrual of vacation time and scheduling of vacation time shall be subject to the personnel policies adopted by Company.

     6. Expenses. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of vouchers therefor, and in accordance with the Company's reimbursement policies from time to time.

     7. Disability.

        (a) If Employee becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury, Company will continue the payment of Employee's base salary at its then current rate for a period of 12 weeks following the date Employee is first unable to perform his duties due to such disability or incapacity. Thereafter, Company shall have no obligation for base salary or other compensation payments to Employee during the continuance of such disability or incapacity other than such as may be available under any disability policy or other benefit plan in which Employee is a beneficiary or participant pursuant to subparagraph 4(d).

        (b) If Employee is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or injury for a period of one hundred twenty (120) consecutive calendar days or for a period of two hundred ten (210) calendar days during any twelve-month period, Company shall have the right to terminate this Agreement, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination other than such as may be available under any disability policy or other benefit plan in which Employee is a beneficiary or participant pursuant to subparagraph 4(d).

     8. Death. This Agreement shall terminate immediately upon Employee's death, and Company shall have no further obligations or liabilities hereunder to Employee's estate or legal representative or otherwise except for payment of all compensation accrued through the date of Employee's death.

     9. Termination for Cause. (a) If the Board of Directors of the Company determines in good faith that there is Cause (as hereinafter defined) for the termination of Employee's employment, the Company may, at any time upon five (5) days written notice to Employee, terminate this Agreement and Employee's employment. For purposes of this Agreement, "Cause" shall mean:

               (i) continuing willful neglect by Employee of his duties hereunder except due to illness, accident or other disability;

               (ii) willful disregard for or willful violation of any material law, governmental rule or regulation applicable to the operation of the business of the Company which has subjected the Company or is likely to subject the Company to loss;

               (iii) Employee' breach of duty to the Company involving personal profit to Employee or his family or usurpation of an opportunity available to the Company by Employee to the material detriment of the Company;

               (iv) the conviction of Employee for a felony, or any other crime which is not a felony but involves moral turpitude;

               (v) a material breach of any of the terms or covenants contained in this Agreement;

               (vi) any misappropriation of funds, theft, embezzlement or fraud by Employee involving the Company, or any of its affiliates, customers or suppliers.

               (vii) Without limiting any of the foregoing, if Employee is found by a court or arbitrator to have sexually harassed any employee of the Company or Employee admits to such sexual harassment.

               (viii) The conviction of Employee for the violation of any state or federal law relating to the regulation of securities, or a final judgment is entered by a court of competent jurisdiction in a civil case finding Employee liable for his violation of any law or regulation relating to the regulation of securities.

        (b) Upon termination for Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination. The Company shall have the right to offset any damages caused to Company by Employee against any amounts owing to Employee.

     10. Procedure Upon Termination by Company for Cause. Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless

               (i) notice of intention to terminate for Cause has been given by the Company within 30 days after the Company learns of the act, failure or event constituting "Cause" under Section __, and

               (ii) the Board of Directors has voted (at a meeting of the Board duly called and held as to which termination of Employee is an agenda item) by a majority vote to terminate Employee for Cause after Employee has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded at least five (5) days notice of the meeting and an opportunity to attend such meeting with counsel and present his position orally and/or in writing and the Board has given notice of termination to Employee within three (3) days thereafter. The termination of Employee's employment shall be effective immediately upon receipt of such notice but shall not be deemed a termination of employment for Cause unless and until all of the conditions set forth in clauses (i) through (iii) hereof have occurred, and

               (iii) if Employee has commenced arbitration in the manner prescribed in this Agreement within 20 days after such notice of termination, disputing the Company's right under this Agreement to terminate for Cause, the Arbitrator shall thereafter have determined that the Employee was terminated for Cause. If the Arbitrator declines to rule that the Employee was terminated for Cause, the Employee shall be treated as having been terminated without cause and the Employee shall be entitled to receive the Severance Benefit pursuant to
          Section 11.

     11. Termination by Employee; Termination by Company Without Cause.


         (a) Employee shall have the right to terminate this Agreement upon ten
(10) days written notice to the Company if the Company fails to timely pay any items of cash compensation due to Employee which in the aggregate exceed five thousand dollars ($5,000), and the Company does not completely cure such failure within the ten day notice period. Employee shall have the right to terminate this Agreement upon thirty
(30) days written notice if the Company shall be in material breach of this Agreement for any reason other than its failure to pay cash compensation and the Company fails to completely cure such failure within the thirty day notice period.

         (b) The Company may terminate this agreement without Cause upon giving employee at least thirty (30) days written notice.

         (c) If this Agreement is terminated by Employee pursuant to paragraph
(a) of this Section 11, or by the Company pursuant to paragraph (b) of this
Section 11, the Company shall be required to pay employee an amount equal to six months base salary ("Severance Payment"). The base salary payable shall be the base salary in force immediately prior to the date of termination. One half of the Severance Payment shall be paid within ten days after the effective date of Employee's termination and the other half shall be paid within three months after the effective date of termination.

         (d) Notice of non-renewal of this Agreement pursuant to Section 3 of this Agreement shall not be deemed a termination under either paragraph (a) or
(b) of this Section 10 and shall not entitle Employee to any salary or benefit continuation under paragraph (c) of this Section 10.

     12. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Employee's employment by the Company, either party may submit such controversy, dispute or claim to binding arbitration in accordance with the National Rules of the American Arbitration Association governing employment disputes, subject to the following:

         (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association (the "Association") chosen by Employee and the Company each in turn striking a name from the list until one name remains.

         (b) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement. No party shall be entitled to punitive damages, and each party waives all such rights if any. The arbitrator may award attorneys fees to any party if the arbitrator determines that the other party's claims or defenses were without reasonable basis.

         (c) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

         (d) The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

         (e) The arbitration shall take place in Philadelphia County, Pennsylvania.

         (f) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

         (g) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

         ((i) Notwithstanding the dispute resolution procedures contained in this Section 12, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek temporary or preliminary injunctive relief until the arbitration award is rendered or the dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 12.

     13. Company Property. All research, advertising, sales, financial, operating and other materials, reports or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, computer code or electronic data or any other materials or data of any kind furnished to Employee by Company or any subsidiary, or developed by Employee on behalf of Company or any subsidiary thereof, used by the Company or any subsidiary, or otherwise obtained by Employee in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of Company. If Company requests the return of such materials at any time during or at or after the termination of Employee's employment, Employee shall immediately deliver the same to Company.

     14. Restrictive Provisions.

         (a) The Company is engaged in the conduct of a highly specialized business, the success of which is due to confidential and proprietary information and trade secrets. Further, in conducting its business, the Company will disclose to Employee confidential information, proprietary information and trade secrets concerning the Company's business. For and in consideration of the compensation and benefits set forth in this Agreement (including stock options), and as a material inducement to the Company to disclose confidential information, proprietary information and trade secrets to Employee and to enter into this Agreement to employ Employee, Employee hereby covenants and agrees as provided in the remainder of this Section 14.

         (b) During the term of this Agreement and for one (1) year after the date of termination of Employee's employment with the Company for any reason (the "Restricted Period"), Employee shall not, directly or indirectly

               (i) Solicit for employment or other retention, or hire or retain, directly or indirectly, any person who is an employee of the Company at the time of such solicitation, hiring or retention.


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


               (ii) Solicit any person or entity who is or was a customer, client or supplier of the Corporation for any business, transaction or other purpose in any way related, directly or indirectly, to the manufacture or sale of ice cream.

               (iii) Solicit, induce or encourage any customer, consultant, independent contractor or supplier of Company, or any other person or entity with which the Company does business, to cease, curtail or otherwise adversely modify its business relationship with the Company;

               (iv) Engage in (without limitation, as a principal, partner, director, officer, agent, employee, consultant, advisor or otherwise), directly or indirectly or be financially interested in, the business of manufacturing, marketing or selling ice cream in the United States or Canada.

Nothing contained in this Section 14, however, shall prevent Employee from beneficially owning for investment purposes no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or NASDAQ.

         (c) Employee acknowledges that because the Company's business, and its customers, clients and suppliers, are geographically diverse, the restrictions contained in clause (b) hereof contain no limit as to geographic scope within the United States and Canada.

         (d) During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, corporation or other entity other than the Company, any material referred to in Section 13 above or any information regarding the business methods, business policies, finances, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any subsidiary thereof or any predecessor of either, or any names of customers, clients or suppliers of the Company or any data on or relating to past, present or prospective customers, clients or suppliers of the Company or any other information relating to or dealing with the business operations or activities of Company or any subsidiary thereof or any predecessor of either, made known to Employee or learned or acquired by Employee while in the employ of Company.

         (e) Any and all writings and inventions made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others and whether during regular hours of work or otherwise), during the term of the Employee's employment by the Company which are directly or indirectly useful in or related to the ice cream business, shall be promptly and fully disclosed by Employee the Company, in writing, and shall be the Company's exclusive property as against Employee, and Employee shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any writing or invention made, developed or created by Employee as aforesaid. Employee hereby assigns and agrees to assign to the Company all of his rights to such writings and inventions and to all proprietary rights therein, based thereon or related thereto, including but not limited to applications for United States and foreign letters copyright and/or patent. Employee shall, at the Company's request and expense, execute such documents and provide such assistance as may be deemed necessary by the Company to apply for, defend or enforce any United States and/or foreign letters copyright and/or patent based on or related to such writings or inventions or to vest in the Company title to such writings or inventions. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings and inventions. The provisions of this paragraph shall be in addition to and shall not be deemed to diminish any rights which the Company may have at law.

         (f) Employee acknowledges that the restrictions contained in the foregoing subparagraphs (a) through (e) in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

         (g) If the period of time, the area specified or the scope of activity restricted in paragraph (b) above should be adjudged unreasonable in any proceeding then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or the scope of restricted activity shall be modified, or any or all of the foregoing so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing subparagraph (b), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

         (h) The provisions of this Section 14 shall cease to apply if the Company fails to pay any installment of the Severance Payment and such failure continues for ten (10) days after Employee has given the Company written notice of such failure.

 15. Miscellaneous.

         (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below.


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


                     (i) If to Employee:

                         ________________________________

                         ________________________________

                    (ii) If to Company:

                         Jeremy's Microbatch Ice Creams, Inc.
                         3741 Walnut Street
                         Suite 423
                         Philadelphia. PA 19104

             In addition, notice by mail shall be by air mail if posted outside of the continental United States.

             Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         (d) Binding Nature of Agreement. This Agreement shall be binding upon and insure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

         (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

         (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         (k) Contingency. This Agreement will be of no effect unless and until the Company closes its contemplated initial public offering. If the initial public offering is closed later than January 1, 1999, but earlier than March 1, 2000, the dates set forth in Section 3 hereof


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


shall be modified to reflect a three year term beginning on the date of closing of the initial public offering, and all calendar year periods set forth in
Section 4 shall be modified to be one year periods beginning on the date of such closing or its anniversary.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written:

EMPLOYEE                                    JEREMY'S MICROBATCH
                                            ICE CREAMS, INC.



                                            BY:
----------------------------------              --------------------------------
Samuel Cohen                                    Jeremy Kraus, President